For Further Information Contact:

First Internet Bancorp

Nicole Lorch

(317) 532-7906

investors@firstib.com

First Internet Bancorp Increases Quarterly Dividend 50%

INDIANAPOLIS, IN – June 19, 2013 – The Board of Directors of First Internet Bancorp (NASDAQ: INBK) has declared a cash dividend for the second quarter of 2013 of $0.06 per common share. The dividend is payable on July 15, 2013 to shareholders of record at the close of business on July 1, 2013. The per share amount of the dividend reflects the adjustment of the number of outstanding shares resulting from the three-for-two split of the common stock that will be paid June 21, 2013 to holders of record at June 7, 2013.

On a pre-split basis, the second quarter dividend would equate to $0.09 per share, a 50% increase from the dividend paid for the first quarter.

Future declarations of dividends are subject to approval of the Board of Directors and will depend on the Company’s results of operations, financial condition and other factors considered relevant by the board.

About First Internet Bancorp
First Internet Bancorp (NASDAQ: INBK) is the parent company of First Internet Bank of Indiana (www.firstib.com), a premier provider of online retail and business banking services nationwide. First Internet Bank opened for business in 1999. The Bancorp became the parent of the Bank effective March 21, 2006.

About First Internet Bank of Indiana
First Internet Bank of Indiana is the first state-chartered, FDIC-insured institution to operate solely via the Internet and has customers in all 50 states. Deposit services include checking accounts, regular and money market savings accounts, CDs and IRAs. First Internet Bank also offers consumer loans, conforming mortgages, jumbo mortgages, home equity loans and lines of credit, and commercial loans. The bank is a wholly owned subsidiary of First Internet Bancorp.

Safe Harbor Statement

This press release may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance or business of the Company. Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Factors that may cause such differences include: risks associated with the regulation of financial institutions and holding companies, including capital requirements and the costs of regulatory compliance; failures or interruptions in communications and information systems; general economic conditions and conditions in the lending markets; competition; the plans to grow commercial lending; the loss of key members of management and other matters discussed in the press release. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

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